Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Standard BioTools Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(c)	105,116,628	$2.375 (2)	$249,651,991.50	$0.00014760	$36,848.64
Total Offering Amounts					$249,651,991.50		$36,848.64
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$36,848.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), Standard BioTools Inc. (the “Registrant”) is also registering an indeterminate number of additional shares of common stock, par value $0.001 per share (“Standard BioTools Common Stock”), that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $2.375, which is the average of the high and low prices of the Standard BioTools Common Stock on June 12, 2024 on The Nasdaq Global Select Market.